Exhibit 4.17

BINDING Term Sheet

Dated February 9, 2017

Company:	Tyrnovo Ltd., (the “Company”).

Kitov

Kitov Pharmaceuticals Holdings Ltd. an Israeli publicly traded corporation (“Parent”), on behalf of itself and, if Parent is not the buyer of the shares previously held by Goldman Hirsh Partners Ltd., also on behalf of an as yet undetermined Affiliated party of Parent (“Kitov”) which shall , upon execution thereof by it, be deemed a Party to this Agreement Ab Initio.

The transfer of shares of the Company from Kitov to an Affiliated party thereof, as set forth above, shall be subject to the same preconditions applicable to a transfer to a Permitted Transferee, set forth hereunder.

Investors:	Taoz – Company for Management and Holdings of Companies Ltd, (the “Investor”). The Investor shall be entitled to transfer its rights hereunder and any shares of the Company purchased by the Investor hereunder, to a limited partnership in which the Investor is the holder of control (as such term is defined in the Securities Law, 5728-1968) of the general partner of such partnership (the “LP”) or a Permitted Transferee (as defined hereunder) so long as such Permitted Transferee or LP shall execute in writing a joinder to this Binding Term Sheet pursuant to which such transferee agrees to be bound by the terms of this Binding Term Sheet as if an original party hereto.

The Investment:

Up to US$ 1,000,000 (the “Aggregate Amount”). Out of the Aggregate Amount, an amount of US$250,000 (the “Initial Investment”) was invested in the Company by the Investor prior to the date hereof and in consideration for such investment the Investor was issued 534 Ordinary Shares.

The parties agree that the Investor is entitled to be issued additional 77 Ordinary Shares (“Additional Shares”) which shall be issued by the Company within thirty (30) days from the signing of this Binding Term Sheet. In event that the Additional Shares were not issued within such thirty (30) day period Tyrnovo shall pay the Investor, as sole remedy, an amount of US$50,000 within 30 days thereafter.

The Investor shall have the right during the Deferred Investment Period (defined below) to invest the remaining US$ 750,000 (the “Deferred Investment”)

The Deferred Investment Period shall mean a period commencing upon the date hereof and ending upon the earlier of: (1) the lapse of 60 days from the day in which the Company notifies the Investor in writing, that the Milestone was achieved (the “Company’s Milestone Notice”), or; (2) 30 months from the date hereof. Upon exercise of the right to invest the Deferred Investment, such amount will be provided to the Company by way of a Convertible Loan.

For the purpose hereof, “Milestone” shall mean a notice by the Board of the Company to the Investor stating that an FDA approval to commence a Phase I clinical trial has been obtained.

For the purpose hereof, “Convertible Loan” shall mean a loan by the Investor, to the Company, which shall be granted under the terms further detailed in Annex A attached hereto.

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Securities:

Ordinary Shares of par value NIS 0.01 each (the “Ordinary Shares”).

Upon issuance of preferred shares by the Company in the future, each of the Taoz and/or Kitov shall have the right, only upon the first time that the company issues such shares, to notify the Company that it wishes to convert all Ordinary Shares issued to the Investor under the Initial Investment, Deferred Investment and the Option (with respect to the Taoz) and the shares held by Kitov in an amount not exceeding twice the number of shares converted by Taoz as set forth above (with respect to Kitov) into such preferred shares, provided that the preference with respect to each preferred share of Taoz and Kitov shall be equal to the actual Purchase Price for which these shares were issued. Such right of Taoz and Kitov shall be exercisable for a period of 30 days from the date in which the Company notified to each of Taoz and Kitov, in writing, of such issuance of preferred shares by the Company.

Option for Additional Investment	The Investor will be granted an option to invest in the Company an amount of up to US$ 1,000,000 in consideration for Ordinary Shares, as a Convertible Loan (as defined above) (the “Option”). The Option may be exercised until the earlier of (i) the lapse of 30 months from the date hereof; (ii) ii) immediately prior to a Qualified Initial Public Offering (“IPO”),; or (iii) immediately prior to the consummation of a merger or sale of all or substantially all of the Company’s assets or share capital excluding such sale to Kitov (“M&A Transaction”, and together with an IPO, an “Exit Event”) ”); or (iv) the lapse of 60 days following the Company’s Milestone Notice.
Investor’s Director:

During the Director Appointment Right Period - the Investor shall be entitled to appoint one (1) (the “DAR Number”)representative to serve as a member of the board of directors of the Company, which appointment right shall automatically terminate upon the lapse of the Director Appointment Right Period.

Any directors appointed by the Investor shall execute a declaration to the Company stating their eligibility to serve as a director.

If, at any time during the Director Appointment Right Period, Kitov increases its number of members appointed on its behalf on the board of directors of the Company to four or more, the DAR Number shall be increased to two (2).

If the number of the Kitov Directors is reduced, the number of directors which the Investor shall have the right to appoint under the above shall be reduced accordingly to half of the number of the Kitov Directors actually serving on the board of directors of the Company rounded down to the nearest whole number, provided that in no event shall the number of Investor’s directors during the Director Appointment Right Period shall decrease from 1 director.

For the purpose hereof, the “Director Appointment Right Period” shall mean a period commencing on the date hereof and ending upon the earlier of (i) such time in which the Option was exercised or expired and is no longer exercisable and the shares in the Company held by the Investor constitute less than 8.9% of the issued and outstanding share capital of the Company; and, (ii) immediately prior to an Exit Event.

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If the Investor has loaned to the Company Convertible Loans, that are convertible into shares of the Company (assuming the Fixed Conversion Price as defined in Annex A) but were no yet converted, it shall be deemed, solely for the purposes of calculating the 8.9% holdings threshold of the Investor in the Company for determining the continuation in force of the Director Appointment Right Period, and only as long as such loan was not previously repaid, as if the Investor has converted the Convertible Loan/s into such number of the Company's shares, according to the Fixed Conversion Price Annex A, which will be calculated together with the Investor's other shareholdings in the Company at the time of any such determination as above.

The Parties shall cause the Company to amend the Articles of Association of the Company to accommodate the agreement under this Section.

Information Rights; Access Rights:

Until the closing of an Exit Event, the Investor shall have the right to receive, following Investor’s reasonable request, (i) annual audited financial statements,; and (ii) until the later of (1) the lapse of the Director Appointment Right Period and (2) the lapse of a 30-month period from the date hereof, an annual budget and such other information concerning the Company as may be reasonably required by the Investor semiannual management report disclosing scientific, clinical, business development, IP, and regulatory activities of the past quarter and plans for the upcoming year.

Any information, to which Investor shall have access to, shall be subject to absence of conflict of interest of such Investor, and subject to Investor entering into a confidentiality and non-disclosure agreement with the Company and acceptable to the Company.

Each of the Parties undertakes to cause the board of directors of the Company to convene once every calendar quarter in order to keep the directors of the Company duly informed of the status of the Company, its activities, developments and plans.

Registration Rights:	Until the closing of an Exit Event, upon grant by the Company in the future of registration rights to any of its shareholders with respect to securities of the Company, Investor shall have the right, only upon the first time that the Company grants such rights, to notify the Company that it wishes to receive such registration rights under the same terms and conditions, and in accordance with the same registration rights agreement(s), that such right was granted to such other shareholder(s) of the Company. Such right of the Investor shall be exercisable for a period of 30 days from the date in which the Company notified the Investor, in writing, of such grant of registration rights by the Company

Pre-Emptive Rights:	Until an Exit Event, and notwithstanding the threshold set forth under Article 43.3 of the Company’s Articles of Association in effect on the date of this Term Sheet, the Investor shall have the right to purchase its Pro Rata Share of Additional Securities (as defined below) that the Company may, from time to time, propose to sell and issue. “Pro Rata Share” shall mean the ratio of (X) the number of outstanding Ordinary Shares owned by the Investor prior to the issuances of Additional Securities, to (Y) the total number of outstanding shares of the Company prior to the issuances of Additional Securities.

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“Additional Securities” shall mean all shares or rights convertible into shares of the Company (“Securities”) after the date hereof, other than: (A) Securities issued to employees, directors, consultants or contractors of the Company or any of its subsidiaries, pursuant to a share purchase/option plan approved by the Board; (B) Securities issued as part of stock splits, bonus shares, stock dividends or like transactions; (C) Securities issued upon exercise or conversion of rights convertible into shares (D) Securities issued to an investor which is defined by the board of directors as a strategic investor (collectively “Excluded Issuances”). Strategic Investor shall mean an Investor who has a material value to the Company, such material value is: (a) beyond the funds directly invested by such Investor, and (b) in the field of operation of the Company.

In the event that the Company proposes to issue Additional Securities, it shall give the Investor written notice (the “Rights Notice”), describing the type of Additional Securities, the number of such Additional Securities to be offered, and the price upon which the Company proposes to issue the same. Investor shall have ten (10) business days after receipt of the Rights Notice to agree to purchase up to its Pro Rata Share of such Additional Securities, at the price and upon the terms specified in the Rights Notice by giving written notice to the Company and stating therein the quantity of Additional Securities to be purchased. Failure to timely agree to purchase Additional Securities, in whole or in part, shall be deemed as a decision not to purchase any of the Additional Securities.

Permitted Transferee

For the purpose hereof, “Permitted Transferee” shall include:

With respect to the Investor:

Any Party or member of the Investor’s controlling shareholder’s immediate family (the “Family Members”) and/or any incorporated entities which are fully owned by all or each individual Family Members.

With respect to all Shareholders:

(i) a transferee by inheritance; (ii) the Shareholder’s immediate family members, (iii) an entity controlled by, controlling, or under common control with a Shareholder or any Permitted Transferee, or (iv) a trust created solely for benefit of a Shareholder or a Permitted Transferee.

So long as such Permitted Transferee shall execute in writing a joinder to this Binding Term Sheet pursuant to which such transferee agrees to be bound by the terms of this Binding Term Sheet as if an original party hereto.

Service Agreements:	The Company and the parties shall negotiate at arm’s length, with respect to the provision of professional services to the Company under terms and conditions to be subject to approval of the board of directors of the Company.

Legal Fees:	Upon the execution of this Binding Term Sheet, the Company will disburse to Investor its legal expenses for concluding the Initial Investment in the amount of $7,500, and further pay to Investor an additional amount of $7,500 for its legal expenses in concluding this Binding Term Sheet. The foregoing amounts are exclusive of VAT, which will be added to each amount so paid.

Governing Law; Jurisdiction:	This Binding Term Sheet, shall be governed by the laws of the State of Israel and any dispute arising in connection therewith shall be submitted to the sole and exclusive jurisdiction of the courts in Tel Aviv, Israel.

Binding Agreement;

This Binding Term Sheet shall constitute a binding agreement between the parties hereto on the matters detailed herein. This Term Sheet is not intended to be an agreement for the benefit of any third party.

A breach by either Party of this Agreement, which is not remedied within 30 days from non-breaching party’s written notice (“Material Breach”), shall automatically terminate this Binding Term Sheet.

Notices	All notices, requests, demands, claims, and other communications hereunder shall be in writing and made in accordance with the Notice provisions set forth under the Company’s Articles of Association then in effect.

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Agreed and Accepted on: February 9, 2017.

THE COMPANY:

__________________________________________

TYRNOVO Ltd.

By: /s/_____________________________________

Title: ______________________________________

THE INVESTOR:

__________________________________________

TAOZ – COMPANY FOR MANAGEMENT

AND HOLDINGS OF COMPANIES LTD.

By: /s/_____________________________________

Title: ______________________________________

KITOV:

__________________________________________

KITOV PHARMACEUTICALS HOLDINGS LTD. an Israeli publicly traded corporation (“Parent”), on behalf of itself and, if Parent is not the buyer of the shares previously held by Goldman Hirsh Partners Ltd., also on behalf of an as yet undetermined Affiliated party of Parent (“Kitov”) which shall upon execution thereof by it, be deemed a Party to this Agreement Ab Initio

By: /s/ _____________________________________

Title: ______________________________________

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Annex A

1.	Interest.

The Convertible Loan principal amount shall bear interest at a rate per annum of LIBOR + 6% in the event of US$ loans, and Prime + 6% in the event of NIS loans, compounded annually, from the date on which the Investor transferred the Deferred Investment to the Company (“Convertible Loan Principal Amount”), and until the date of conversion or repayment thereof, as set forth below (the “Interest” and together with the Convertible Loan Principal Amount, the “Loan Amount”).

2.	Repayment. Repayment of the Loan Amount shall be made, unless automatically converted prior to the Repayment Date, upon the earliest of: (a) 6 months following the date of the publication by the Company of the official results of the Phase I clinical trials (b) 36 months from the date of first transfer to the Company by Investor of the funding under the Convertible Loan (c) immediately prior to an Exit Event or; (d) an Event of Default (as defined below) (the earliest of the events detailed in sections 2 (a) - (d) shall be referred hereafter as the “Repayment Date”).

3.	Conversion of the Loan Amount

3.1.	Automatic Conversion. In the event that prior to the Repayment Date (the “Qualified Period”) the Company shall raise additional funds in an amount of not less than US$ 1,000,000 in consideration for shares of the Company from an investor who is not, on the date hereof, a shareholder in the Company (the “Next Financing Round”), then, immediately prior to the Next Financing Round, the Loan Amount shall automatically convert into ordinary shares of the Company at a price per share which shall be the lower of (i) a price per share reflecting a 30% discount off the price per share paid in the Next Financing Round by the investor and (ii) US$ 775 (the “Automatic Conversion Event”).

3.2.	Optional Conversion. During the period commencing 14 days before the Repayment Date and ending 7 days before the Repayment Date (the “Optional Conversion Period”), provided that the Loan Amount was not converted according to the provisions of section 3.1 prior thereto, Lender may, at its election, convert the Loan Amount into ordinary shares of the Company at a Loan Conversion Price equal to US$ 595 per share (the “Fixed Conversion Price”). The Company shall inform the Investor in writing, at least 10 days in advance, of the commencement date of the Optional Conversion Period. Any delay in delivery of such notice shall extend the Optional Conversion Period in the same delay period. The Optional Conversion shall be subject to receipt by the Company, during the Optional Conversion Period, of a notice in writing from the Investor of such Conversion.

4.	Event of Default

The Loan Amount, to the extent not earlier converted as set forth in Section 3 above, shall immediately become due and payable upon any of the following events: (i) the execution by the Company of a general assignment for the benefit of creditors; (ii) the filing by or against the Company, by any person other than the lender of the Convertible Loan, of any petition in bankruptcy or any petition for relief under the provisions of any law for the relief of debtors, and the continuation of such petition without dismissal for a period of one hundred and twenty (120) days or more; (iii) the appointment of a receiver or trustee to take possession of a material portion of the property or assets of the Company and the continuation of such appointment without dismissal for a period of one hundred and twenty (120) days or more; (iv) the commencement by the Company of any liquidation proceedings or the adoption of a winding up resolution by the Company; (v) the commencement by third parties of any liquidation proceedings, which have not been terminated within one hundred and twenty (120) days thereafter; or (vi) a court of competent jurisdiction making an order deferring the commencement and/or prosecution of proceedings against the Company(“הקפאת הליכים”) ..

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